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                                  Exhibit 5.(b)
                      Accelerated Death Benefit Endorsement


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                                                                 Exhibit 5.(b)



                              [LOGO]    FIRST
                                        VARIABLE
                                        LIFE
                                        INSURANCE
                                        COMPANY
                              Little Rock, Arkansas

                      ACCELERATED DEATH BENEFIT ENDORSEMENT


The Contract to which this Endorsement is attached is amended as follows:

You may elect to receive an advance on the Death Benefit of this Contract when the Insured has been diagnosed as having a terminal illness with a life expectancy of 12 months or less. The advance will be equal to fifty percent (50%) of the Insurance Amount (or Specified Amount, if applicable), less any indebtedness.

The advance will be computed exclusive of any riders. The maximum advance is $50,000. The advance will be treated as a lien on the Contract. This advance will be paid in a lump sum to you or to any other payee you so designate, subject to the Company's receipt of all of the following:

1.   Your written election of this option;

2. Your written designation of the Company as an irrevocable beneficiary for a portion of the Contract death benefit equal to the amount of the advance;

3. proof acceptable to the Company from a licensed physician other than the Insured or a member of his immediate family that:

          a) the Insured has been diagnosed as having a terminal illness with a life expectancy of 12 months or less;

          b) such terminal illness was first diagnosed while the Insured was covered under this Contract; and

          c) such terminal illness could be expected in at least 80% of cases to result in death within one year.

The Company may require a second opinion and examination of the Insured at the Company's expense by a physician designated by the Company.

Unless otherwise provided in the election of this option, the payee may neither commute, anticipate, assign, alienate nor otherwise encumber any payment under this option. Proceeds under this Contract and any payment under this Endorsement will be exempt from the claims of creditors and from legal process to the extent permitted by law.

                               GENERAL PROVISIONS

The Effective Date for this Endorsement is the Contract Date, unless another date is shown on the Contract Data Pages. There is no cost for this Endorsement.


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All other terms, provisions and conditions of the entire Contract remain unchanged except as stated herein. For Purposes of this Endorsement, "you" and "your" means the Owner and any irrevocable Beneficiary(ies) for this Contract.


                         Signed for the Company.


          /s/Stephan M. Largent              /s/Arnold R. Bergman
          President                          Secretary


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